Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 333-117881 of Shuffle Master, Inc. on Form S-3 and in Registration Statements of Shuffle Master, Inc. on Form S-3 (No. 333-117830) and on Form S-8 (Nos. 33-88124, 33-88180, 333-09623, 333-39060, 333-39064, 333-39290, 333-61588, 333-101444, 333-100716, 333-104659, 333-117909, and 333-117910) of our report dated March 20, 2006, with respect to the consolidated financial statements of Stargames Limited as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005 included in the Current Report on Form 8-K/A (Amendment No. 1) of Shuffle Master, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Sydney, Australia
March 20, 2006